                                                                      EXHIBIT 12


CAPSTAR HOTEL COMPANY
STATEMENT REGARDING COMPUTATION OF RATIOS
(UNAUDITED, DOLLARS IN THOUSANDS)



                                                                        YEAR ENDED DECEMBER 31,                      SIX MONTHS
                                                     -------------------------------------------------------------      ENDED
                                                       1992(1)      1993(1)      1994(1)       1995        1996     JUNE 30, 1997
                                                     -----------  -----------  -----------  -----------  ---------  -------------
Income before minority interest, income tax expense
  and extraordinary items(2).......................   $  --        $  --        $  --        $     213   $   6,988   $    16,996

Fixed charges:
  Interest expense.................................          --           --           --        2,673      12,784         8,858
  Interest capitalized.............................          --           --           --           67         461           173
  Amortization of debt expense.....................          --           --           --          131         986           687
  Preferred distributions to minority interest.....          --           --           --           --          --           163
  Rent deemed as interest..........................          --           --           --           16          22            13
                                                          -----          ---          ---        -----   ---------  -------------

      Total fixed charges..........................          --           --           --        2,887      14,253         9,894
                                                          -----          ---          ---        -----   ---------  -------------

Income before minority interest, income tax
  expense, extraordinary items and fixed charges
  (excluding capitalized interest and preferred
  distributions to minority interest)..............      --           --           --            3,033      20,780        26,554

Divided by fixed charges...........................      --           --           --            2,887      14,253         9,894

Ratio of earnings to fixed charges.................      --           --           --            1.05x       1.46x         2.68x
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(1) Prior to 1995, the Company's predecessor entities had no fixed charges and therefore the ratio of earnings to fixed charges was not applicable.

(2) This amount is before minority interest since the minority interest relates to majority-owned subsidiaries that have fixed charges.